Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into as of this 22nd day of October 2026 by and between GBANK FINANCIAL HOLDINGS INC., a Nevada corporation (“Company”), GBANK, a Nevada corporation and wholly owned subsidiary of the Company (“Bank,” and together with the Company, the “Employer”), and EDWARD M. NIGRO (“Executive”) (each individually, a “Party,” or collectively, the “Parties”) in order to further the mutually-desired terms and conditions set forth herein, as follows:

1.
Separation Date. Executive’s employment with Employer will end as of the close of business on October 22, 2026 (“Separation Date”). Effective as of the Separation Date, Executive hereby voluntarily resigns, by this writing, from the position of Executive Chairman and Chief Executive Officer of the Company and as the Executive Chairman of the Bank and from the board of directors of the Bank, and from any and all other officer, employee, and committee positions that Executive holds with the Company, the Bank, and each of their respective parents, subsidiaries, and affiliates, and Executive agrees to execute any further documentation reasonably requested by Employer to effectuate such resignations; provided, however, that Executive will not stand for re-election to the board of directors of the Company and will remain as a director for the Company until the conclusion of the Company’s 2027 annual shareholders’ meeting when Executive’s successor to the board of directors will be elected and seated (the “Term End Date”). The Parties acknowledge that neither that certain Intercompany Shared Employment Agreement among Executive, the Company, and the Bank dated January 31, 2024 (the “Intercompany Agreement”) nor the Bylaws of the Company or the Bank, provides a fixed term of office for the Executive Chairman position is provided. Accordingly, the Separation Date and the Term End Date are established by the mutual agreement of the Parties.
2.
Separation Payment. As consideration for Executive’s promises in this Agreement, and provided that Executive timely executes this Agreement, Employer will provide Executive the following: (a) an amount equal to $425,000 annualized (to be shared equally by the Company and the Bank), less all applicable federal, state, and local taxes, withholdings, and ordinary payroll deductions, payable in accordance with Employer’s regular payroll practices from the Separation Date through the Term End Date; (b) the pro-rated portion of the cash bonus to which Executive would be entitled to receive under the Executive Annual and Long-Term Incentive Plan of the Company for the period beginning January 1, 2026 through the Separation Date and shall be payable simultaneously when other participants in said plan are paid, with the payment to be paid in accordance with Employer’s regular bonus payment practices; (c) subject to Executive receiving from the Company all required documentation in order for Executive to timely and properly elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Executive timely and properly electing such coverage, payment or reimbursement in full by Employer of Executive’s COBRA premiums for an eighteen (18)-month period from and after the Separation Date; (d) reimbursement of reasonable and documented legal fees (not to exceed $10,000), as supported by a fee statement (which will not include narrative descriptions of time entries, privileged or work product information, or similar detail like), incurred by Executive with respect to the review and negotiation of this Agreement; and (e) reasonable assistance (legal and otherwise), in cooperation with the Executive, at the Employer’s expense, with respect to Executive’s reporting obligations with the U.S. Securities and Exchange Commission (the “SEC”) until the Executive ceases to be required to file such reports pursuant to

Section 16 of the Securities Exchange Act of 1934, as amended (collectively, the “Separation Payment”). The Separation Payment represents the exclusive amount to be paid to Executive by Employer in connection with or arising out of Executive’s employment and/or Executive’s termination of employment with Employer, and no further amounts shall be required for any items, including, without limitation, attorneys’ fees (except as provided for above), performance units, bonuses, severance pay, and/or any amounts under the Intercompany Agreement, any other employment or other agreement, except for (i) Executive’s equity awards, vested and unvested, which remain governed by the applicable award agreements and the GBank Financial Holdings Inc. 2026 Incentive Compensation Plan or other applicable Company-approved plan; provided, however, that Employer and the Executive shall amend the applicable award agreements to provide that a separation of service will not result in the forfeiture of such awards, (ii) any vested and accrued benefits under Employer’s employee benefit plans in accordance with their terms, and (iii) Executive’s rights to indemnification and directors’ and officers’ liability insurance coverage in accordance with Section 11 of this Agreement. Executive acknowledges the sufficiency of the Separation Payment, and that Executive is not otherwise entitled to the Separation Payment. Executive further acknowledges and agrees that Executive is solely and entirely responsible for the payment and discharge of any additional federal, state, and local taxes that may, at any time, be found to be due upon or as a result of the Separation Payment.
3.
Executive Acknowledgements. Executive understands, represents, and acknowledges that:
(a)
this Agreement was negotiated at arms-length;
(b)
this Agreement is worded in a manner that Executive fully understands;
(c)
Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(d)
Executive has been, and hereby is, advised in writing to consult with an attorney prior to executing this Agreement, and has had an opportunity to review the Agreement with Executive’s attorney;
(e)
But for Executive signing this Agreement, Executive is not otherwise entitled to the Separation Payment;
(f)
all salary or wage compensation due to Executive (excluding in full the Separation Payment) by the Employer, whether by contract or by law, has been paid in full, and Executive has been provided all rights and benefits to which Executive is entitled without interference by any of Employer, including Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly affiliated or associated with Employer, in its and their corporate and individual capacities (collectively, the “Employer Parties”), including but not limited to vacation, sick time, paid or unpaid time off, family and medical leave, accommodation for any disability, or any contractual rights or privileges, and that Executive has no outstanding claims for

Separation Agreement

any compensation or benefits; and
(g)
Executive has neither filed nor authorized the filing of any complaints, charges, or lawsuits against Employer or any of the Employer Parties with any federal, state, or local court or agency, and that if, unbeknownst to Executive, such a complaint or lawsuit has been filed on Executive’s behalf, Executive will use Executive’s best efforts to cause it to immediately be withdrawn and dismissed with prejudice.

Executive further agrees that the acknowledgments in this Section 3 have been relied upon by Employer and constitute consideration for Employer’s execution of this Agreement.

4.
Confidential or Proprietary Information. Executive agrees that Executive shall not at any time, directly or indirectly, use or disclose any Confidential or Proprietary Information without proper prior authorization from the Employer Parties. For purposes of this Agreement, “Confidential or Proprietary Information” is defined as all trade secrets and other confidential, proprietary, or non-public information that is not generally known to the public and that was generated or collected by, or utilized in the operations of the Employer Parties, including, without limitation: nonpublic personal and financial information concerning the Employer Parties’ customers, depositors, borrowers, and account holders; customer, depositor, and prospect lists and contact information; account, loan, deposit, and transaction data; pricing, interest-rate, and fee information; marketing, advertising, branding, communications, public-relations, media, and social-media strategies, plans, campaigns, budgets, calendars, and creative materials; customer segmentation, analytics, and market-research data; business plans, projections, potential divestitures, mergers, or acquisitions, and strategies; vendor and third-party contract terms; and information concerning the Employer Parties’ management, personnel, and compensation practices. For the sake of clarity, this Section 4 shall not interfere with Executive’s obligation or right to testify or provide information pursuant to a lawfully issued subpoena or other legal process or to report possible violations of law to, initiate a complaint with, communicate with, or cooperate with, any governmental agency, as required or protected by law. In addition, Confidential or Proprietary Information shall not include information that: (a) is or becomes generally available to the public other than through a breach of this Agreement by Executive; (b) was independently developed by Executive without use of or reliance upon the Confidential or Proprietary Information; or (c) becomes available to the Executive on a non-confidential basis from a source other than any of the Employer Parties who is not known to Executive at the time of receipt to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.
5.
Employer Property. Executive represents and agrees that Executive has not taken or retained any Confidential or Proprietary Information, or other data or property belonging to Employer; that any such materials that may have been in Executive’s possession, custody, or control at any time have been returned to Employer; that any such materials have been removed from any computer or other device belonging to Executive; and that any and all copies of such materials have been deleted or disposed of by Executive.
6.
Defend Trade Secrets Act. Executive is hereby notified that under the Defend Trade Secrets Act, (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is

Separation Agreement

made in: (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the individual’s attorney(s) and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
7.
Non-Disparagement; Press Release, Public Announcements. Each Party agrees not to make any statements, communications, or remarks, in public or in private, that are maliciously untrue, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, regarding any of the Employer Parties, and/or their respective businesses, entities, products, services, personnel, Executive’s family members (and their businesses) or their reputation. Notwithstanding this Section 7, nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or making any disclosures that are protected under the whistleblower provisions of any applicable law. In addition, the Parties have agreed to the issuance of a press release, substantially in the form attached hereto as Exhibit “A”, with the understanding that no Party shall issue any other press release(s) or make any public announcement(s) relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval(s) shall not be unreasonably withheld or delayed unless required pursuant to federal, state or local laws or regulations, including all required filings with the SEC. If any type of announcement or filing is required, then the Employer agrees to provide copies to Executive in advance of such submission for review and approval to the extent reasonable feasible. In addition, the Employer will take all required steps to amend all filings (including without limitation, the annual list for the Company and Bank with the Nevada Secretary of State and each jurisdiction in which the Company and/or Bank are qualified to do business) and all other governmental and regulatory filings (i.e., the FDIC, Federal Reserve) to remove Executive from any positions that he has resigned from. In addition, the Company agrees to file a Form 8-K with the SEC to report, among other things, the resignation of the Executive from the positions set forth in Section 1 of this Agreement, with such Form 8-K substantially in the form attached hereto as Exhibit “B”.
8.
Code Section 409A; Taxation. The compensation and benefits provided under this Agreement are intended to either comply with the applicable requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”) or satisfy the requirements of an applicable exception thereto, and, notwithstanding anything herein to the contrary, this Agreement shall be construed and administered in accordance with such intent. In no event does Employer guarantee any particular tax consequences, outcome, or tax liability to Executive. No provision of this Agreement shall be interpreted or construed to transfer any liability imposed on Executive under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from Executive or any other individual to Employer or its subsidiaries, affiliates, or successors. In the event Employer determines that any compensation or benefit payable hereunder may be subject to the requirements of Code Section 409A, Employer may adopt, without the consent of the Executive, such amendments to this Agreement or take any other actions that Employer in its sole

Separation Agreement

discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A; provided, however, that Employer shall give the Executive prompt notice of any such amendment or action. Each payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. With respect to compensation and benefits that are subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years. No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon Executive’s termination of employment shall be paid unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, then to the extent required to avoid the imposition of additional tax or interest under Code Section 409A, any payment of nonqualified deferred compensation that is payable on account of Executive’s separation from service shall not be paid or commence before the earlier of: (a) the first business day of the seventh month following the date of Executive’s separation from service, or (b) the date of Executive’s death, and any payments that would otherwise have been made during such six-month period shall be accumulated and paid in a lump sum on such date.
9.
Regulatory Limitations on Payments. Notwithstanding anything in this Agreement to the contrary, any payment made to Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and the Federal Deposit Insurance Corporation regulations at 12 C.F.R. Part 359 governing golden parachute and indemnification payments, and no payment that would constitute a prohibited “golden parachute payment” or prohibited indemnification payment thereunder shall be made unless and until any required concurrence or consent of the appropriate federal banking agency has been obtained. If Executive is subject to a removal, suspension, or prohibition order, or if Employer is in default or in a troubled condition as defined by applicable banking regulations, Employer’s obligations under this Agreement shall be limited or terminated to the extent required by 12 C.F.R. Part 359 and other applicable banking laws and regulations.
10.
No Admission of Liability. The Parties acknowledge and agree that this Agreement is a compromise and settlement of each Party’s disputed claims and/or defenses and that neither the execution nor the terms hereof may be construed as an admission of liability on the part of any Party with respect to the disputed matters.
11.
Entire Agreement; Continuing Obligations. This Agreement will supersede any and all obligations any Employer Parties might otherwise owe to Executive. However, nothing in this Agreement relieves Executive of Executive’s continuing obligations, if any, to Employer under federal, state, or local law or any agreement between Executive and Employer regarding any Executive obligations intended to survive termination of Executive’s employment with Employer, including, without limitation, any applicable fiduciary, confidentiality, property return intellectual property, invention assignment and Executive repayment obligations (collectively, “Continuing

Separation Agreement

Obligations”). No other promises or representations have been made to Executive by Employer or any other person purporting to act on behalf of Employer, except as expressly stated in this Agreement, and this Agreement, and any Continuing Obligations, constitute the entire understanding and agreement between the Parties regarding the subject matter herein. For the avoidance of doubt, the Intercompany Agreement is terminated in full as of the Separation Date, except for any provisions thereof that by their terms survive termination (including, but not limited to, Section 5 (Confidentiality), which shall remain in full force and effect. Nothing in this Agreement limits, waives, or otherwise affects any right of Executive to indemnification or advancement of expenses under the Articles of Incorporation or Bylaws of the Company or the Bank (including Article IX of the Company’s Articles of Incorporation and Article 7 of the Company’s Bylaws), under any written indemnification agreement, or under any directors’ and officers’ liability insurance policy, each of which shall survive and continue in accordance with its terms. Employer represents that this Agreement has been approved by the Boards of Directors of the Company and the Bank, with Executive abstaining, in accordance with NRS Section 78.140 and Article VI, Section 2 of the Company’s Articles of Incorporation.
12.
Assignment. This Agreement is personal to Executive and Executive may not assign it. This Agreement may be assigned by Employer without notice to Executive and without Executive’s consent.
13.
Successors; Binding Agreement. Upon the death of Executive, this Agreement shall be binding upon and inure to the benefit of Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and/or legatees. This Agreement shall be binding upon Employer and its successors and assigns.
14.
Amendment. This Agreement may not be modified, amended, or waived in any manner, except by an instrument in writing signed by all Parties.
15.
Waiver. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach or non-compliance of this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
16.
Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and the Parties agree that any such provision may be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Agreement.
17.
Headings, Interpretation. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.
18.
Defense of Claims. Executive agrees that, following termination of Executive’s employment with Employer, upon request from Employer, Executive will cooperate with Employer in the defense of any claims or actions that may be made by or against Employer that

Separation Agreement

affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to Employer in such claim or action. Employer agrees to promptly reimburse Executive for all of Executive’s reasonable legal fees, travel, and other direct expenses incurred, or to be reasonably incurred, and to compensate Executive (at a pro rata hourly rate calculated based on Executive’s salary at the time of Executive’s termination of employment with Employer), for Executive’s time to comply with Executive’s obligations under this Section 18.
19.
Governing Law; Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflict-of-law provisions thereof. The Parties further agree that the exclusive venue of any suit to resolve any claim or controversy arising out of or related to this Agreement, Executive’s employment, and/or the termination of Executive’s employment with Employer, shall be in the state or federal courts located in Clark County, Nevada having competent jurisdiction.
20.
Injunctive Relief. Executive agrees and acknowledges that the Employer would suffer irreparable harm, incur substantial damage, and would not have an adequate remedy at law for money damages if Executive breached this Agreement. Accordingly, Executive acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Employer Parties are entitled to seek injunctive relief to prevent breaches of this Agreement and to provide for specific enforcement of this Agreement, in addition to any other remedies to which the Employer Parties may be entitled, at law or in equity. The Employer Parties shall also be entitled to the recovery of all attorneys’ fees and costs they incur in obtaining such relief. The Employer Parties may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy.
21.
Attorneys’ Fees and Costs. The prevailing Party in any dispute arising out of this Agreement shall be responsible for payment of all reasonable attorneys’ fees and costs that the prevailing Party incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.
22.
Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Agreement may be executed and/or delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly executed and delivered and be valid and effective for all purposes. This Agreement shall be considered to have been executed by a person if there exists a photocopy, facsimile copy or electronic/PDF copy of an original hereof or of a counterpart hereof that has been signed by such person. Any photocopy, facsimile copy or electronic/PDF copy of this instrument or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.
23.
Disability; Duress. Executive confirms that Executive is not presently affected by any disability that would prevent Executive from knowingly and voluntarily entering into this

Separation Agreement

Agreement. Executive also confirms that Executive’s promises in this Agreement are not made under duress, coercion, or undue influence.
24.
Voluntary And Knowing Entry to Agreement. Executive acknowledges and agrees that: (a) Executive has personally read this Agreement; (b) that Executive has had an opportunity to consult with an attorney of Executive’s choice before signing this Agreement; (c) that Executive has had sufficient time to consider this Agreement and fully understands its contents; and (d) that Executive freely and voluntarily enters into this Agreement.

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[Signatures on Following Page]

Separation Agreement

EXECUTIVE:	COMPANY:
GBANK FINANCIAL HOLDINGS INC.

Michael C. Voinovich
Printed Name
/s/ Edward M. Nigro	/s/ Michael C. Voinovich
EDWARD M. NIGRO, Personally	Signature

Date: October 22, 2026	Chair of Compensation Committee of Board of Directors
Title
October 22, 2026
Date

BANK:
GBANK

Jeffrey K. Newgard
Printed Name
/s/ Jeffrey K. Newgard
Signature

President and Chief Executive Officer
Title
October 22, 2026
Date

Separation Agreement

EXHIBIT “A”

APPROVED FORM OF PRESS RELEASE

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Separation Agreement

EXHIBIT “B”

FORM OF FORM 8-K FOR FILING WITH THE SEC

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Separation Agreement